Exhibit 5

Stoll Keenon Ogden PLLC

2000 PNC Plaza

500 W. Jefferson Street

Louisville, Kentucky

______________________, 2008

Gold Ribbon Bio Energy Holdings Inc.

101 E. Industrial Drive

Sedgwick, Kansas 67135

RE:	Registration Statement on Form S-1

Dear Members of the Board of Directors:

This letter is in response to your request for our opinion in connection with the Registration Statement on Form S-1 under the Securities Act of 1933, as amended, of Gold Ribbon Bio Energy Holdings Inc. (the “Corporation”) covering an aggregate of 16,332,960 Common Shares, $0.01 par value (the “Shares”), and 3,986,000 Common Stock Purchase Warrants (the “Warrants”). We have examined the following documents of the Corporation:

1.	Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on August 29, 2007;

2.	Bylaws of the Corporation;

3.	Common Stock Purchase Warrant Agreement between the Corporation and Registrar and Transfer Company;

4.	Resolutions of the Corporation reflecting various actions by the board of directors and shareholders thereof; and

5.	Such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.

We have assumed the genuineness of the signatures on all documents renewed and the authenticity of such documents and that the documents submitted to us as copies conform to the originals. We have relied on certificates of public officials and upon certificates of the officers and directors of the Corporation as to factual matters.

We are of the opinion that the Warrants are legal and binding obligations of the Corporation under Delaware law. We are also of the opinion that the Warrants are duly authorized and, upon the effectiveness of the Registration Statement, the Warrants will be legally and validly issued and fully paid and non-assessable.

We are of the opinion that the Shares are duly authorized and, upon the effectiveness of the Registration Statement, and with respect to the Shares to be issued upon the exercise of the Warrants upon the valid exercise of the Warrants, the Shares will be legally and validly issued and fully paid and non-assessable.

Gold Ribbon Bio Energy Holdings Inc.

________________________, 2008

We expressly consent to the reference to us in the section of the Registration Statement entitled “Legal Matters” and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,

Stoll Keenon Ogden PLLC